Exhibit 3.3

NEVADA STATE BUSINESS LICENSE Innovative Digital Investors Acquisition Corp. Nevada Business Identification # NV20232905326 Expiration Date: 09/30/2026 In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada. Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration. License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which, by law, cannot be waived. Certificate Number: B202603056534428 You may verify this certificate online at https://www.nvsilverflume.gov/home IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on 03/05/2026. FRANCISCO V. AGUILAR Secretary of State

Business Entity - Filing Acknowledgement 03/04/2026 Work Order Item Number: W2026030401578-5081660 Filing Number: 20265570206 Filing Type: Amendment After Issuance of Stock Filing Date/Time: 3/4/2026 1:35:00 PM Filing Page(s): 2 Indexed Entity Information: Entity ID: E34992432023-2 Entity Name: Digital Investors Acquisition Corp. Entity Status: Active Expiration Date: None Commercial Registered Agent CORPORATE CREATIONS NETWORK INC. 112 NORTH CURRY STREET, Carson City, NV 89703, USA FRANCISCO V. AGUILAR Secretary of State STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE C. MURPHY HEBERT Chief Deputy Secretary of State DEANNA L. REYNOLDS Deputy Secretary for Commercial Recordings The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future. Respectfully, FRANCISCO V. AGUILAR Secretary of State Page 1 of 1 Commercial Recording 401 N. Carson Street Carson City, NV 89701 1 State of Nevada Way Las Vegas, NV 89119

Filed in the Office of Secretary of State State Of Nevada Business Number E34992432023-2 Filing Number 20265570206 Filed On 3/4/2026 1:35:00 PM Number of Pages 2